Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
American Tower Corporation
(Exact Name of
Registrant
as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.625% Senior Notes due 2032	Rule 457(r)	$562,000,000	99.994%	$561,966,280	$ 153.10 per $1 million	$86,037.04

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$561,966,280		$86,037.04

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$86,037.04

(1)	U.S. dollar amount based on a euro/U.S. dollar exchange rate of €1.00/$1.1240 on May 19, 2025, as reported by Bloomberg.
(2)
The maximum aggregate offering price of the offering related to the prospectus supplement dated May 21, 2025 to the prospectus dated June 1, 2022, to which this Exhibit 107 is attached, is $561,966,280.